                                                                    EXHIBIT 10.2

ROBERT L. LONG
PRESIDENT AND CHIEF EXECUTIVE OFFICER

August 20, 2004

Dear            :

Transocean Inc. (the "Company") hereby grants to you effective as of July 8,
2004, a nonqualified option ("Option") to purchase up to   ordinary shares, par
value US $0.01 per share, of the Company ("Ordinary Shares") in accordance with the Long-Term Incentive Plan of Transocean Inc. (the "Plan"). The exact number of Ordinary Shares that may be exercisable under this Option will be determined during the first half of 2006 (with the actual date being referred to as the "Determination Date") by the Executive Compensation Committee of the Board of Directors (the "Committee") based upon the achievement of certain performance objectives. Please refer to the attached Appendix 1, Terms and Conditions of Performance-Based Nonqualified Share Option Award, for further details.

The price at which you may purchase Ordinary Shares covered by the Option (if any) is $28.12 per share ("Option Price"). Normal expiration of your Option is July 7, 2014 ("Expiration Date") and the vesting of any exercisable shares is indicated below ("Vesting Schedule"), excepting events as defined in the attached Appendix 1:

                       PERCENTAGE OF SHARES
   VESTING DATE           PURCHASABLE
------------------   ----------------------
Determination Date        33-1/3%
 January 1, 2007          33-1/3%
 January 1, 2008          33-1/3%

Your award is subject to the terms and conditions set forth in the enclosed Plan, the Prospectus for the Plan, any additional terms and conditions set forth in the attached Appendix 1, and any rules and regulations adopted by the Committee.

This award letter and the attachments contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Congratulations on your award.

Very truly yours,

Robert L. Long
Enclosures

(713)232-7001 FAX        (713)232-7619 OFFICE        blong@houston.deepwater.com

                                   APPENDIX 1
                                 TO AWARD LETTER
                     GRANTED JULY 8, 2004 (THE "GRANT DATE")

                             TERMS AND CONDITIONS OF
                PERFORMANCE-BASED NONQUALIFIED SHARE OPTION AWARD

The nonqualified option (the "Option") granted to you on the Grant Date by Transocean Inc. (the "Company") to purchase ordinary shares, par value $0.01 per share, of the Company ("Ordinary Shares") is subject to the terms and conditions set forth in the Long-Term Incentive Plan of Transocean Inc. (the "Plan"), the enclosed Prospectus for the Plan, any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the "Committee"), and any additional terms and conditions set forth in this Appendix 1 (which includes Exhibit A attached hereto) which form a part of the attached award letter to you ("Award Letter"). Any terms used in the Award Letter have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

1.    OPTION PRICE

      You may purchase Ordinary Shares covered by the Option for the Option Price stated in your Award Letter.

2.    DETERMINATION OF EXACT NUMBER OF ORDINARY SHARES EXERCISABLE UNDER THE
      OPTION

      The exact number of Ordinary Shares which may be exercisable under this Option will be based upon the Company's achievement of certain performance objectives over the two-year period consisting of calendar years 2004 and 2005 (the "Performance Cycle"). The performance objectives are as follows:

            (i) The exercisability of fifty percent (50%) of the Ordinary Shares of your Option will be based on the Company's performance on unleveraged (i.e., excluding the effects of debt and interest) after-tax Cash Flow Return on Capital ("CFROC") compared against a peer group; and

            (ii) The exercisability of fifty percent (50%) of the Ordinary Shares of your Option will be based on the Company's performance on Total Shareholder Return ("TSR") compared against a peer group.

      The determination by the Committee with respect to the achievement of the objectives will be made in the first half of 2006 after all necessary Company and peer information is available. The date of such determination is referred to as the "Determination Date". After the Determination Date, the Committee will notify you of the number of Ordinary Shares under the Option that will be potentially exercisable. The portion (if any) of the Option covering Ordinary Shares which is not potentially exercisable shall be terminated effective as of the Determination Date. TODCO, a publicly traded drilling company in which the Company currently owns a majority interest, is excluded from the CFROC calculation. More detailed definitions and the methodology for calculating the exact number of Ordinary Shares which may be exercisable are set forth in Exhibit A.

3.    TERM OF OPTION

      Your Option expires on the Expiration Date stated in your Award Letter. However, your Option will terminate prior to the Expiration Date as provided in Section 7 of this Appendix 1 upon the occurrence of one of the events described in that paragraph. Regardless of the provisions of
      Section 7, in no event can your Option be exercised after the Expiration Date, except that a vested Option which is outstanding on the date of your death shall remain outstanding and exercisable until the later of (i) one year after your death, or (ii) the Expiration Date.

4.    EARN-OUT OF OPTION

      (a) Unless it becomes exercisable on an earlier date as provided in paragraphs 7 and 8 below, your Option will become exercisable in installments as set forth in the Vesting Schedule in your Award Letter.

      (b) The Ordinary Shares covered by each installment will be in addition to the Ordinary Shares which previously became exercisable.

      (c) To the extent your Option has become exercisable, you may exercise the Option as to all or any part of the Ordinary Shares covered by the Option, at any time on or before the date the Option expires or terminates.

5.    EXERCISE OF OPTION

      The Company currently utilizes Charles Schwab ("Schwab") as the broker for outsourcing administration of the Plan but reserves the right to use another broker. If necessary, this new broker selected by the Company will be substituted for Schwab. It will be necessary for you to open an account with Schwab and you should consult the information provided with this packet.

6.    SATISFACTION OF OPTION PRICE

      (a)   PAYMENT OF CASH OR ORDINARY SHARES

            Your Option may be exercised through a cashless exercise with Schwab or by payment in cash (including check, bank draft, money order or wire transfer to Schwab), in Ordinary Shares, or in a combination of cash and Ordinary Shares.

      (b)   PAYMENT OF ORDINARY SHARES

            The fair market value of any Ordinary Shares tendered as all or part of the Option Price shall be the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange Composite Tape for the date of exercise. The certificates evidencing shares tendered must be duly endorsed or accompanied by appropriate stock powers. Only share certificates issued solely in your name may be tendered in exercise of your Option. Fractional shares may not be tendered in satisfaction of the Option Price; any portion of the Option Price which is in excess of the aggregate fair market value of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more Ordinary Shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the Option Price being paid in Ordinary Shares, an appropriate replacement certificate will be issued to you for the number of excess Ordinary Shares.

7.    TERMINATION OF EMPLOYMENT

      (a)   TERMINATION ON OR AFTER THE END OF THE PERFORMANCE CYCLE

            The following rules apply to your Option in the event of your death, disability, retirement, or other termination of employment on or after the end of the Performance Cycle.

            (i) DEATH OR DISABILITY. If your employment is terminated by reason of death or disability (as determined by the Committee), the normal determination of exercisable Ordinary Shares pursuant to Section 2 shall be made (if not already made) and your Option will continue to vest as set forth in the Vesting Schedule in your Award Letter, and will remain exercisable until the Expiration Date.

            (ii) CONVENIENCE OF THE COMPANY. If your employment is terminated for the convenience of the Company (as determined by the Committee), the normal determination of exercisable Ordinary Shares shall be made pursuant to Section 2 (if not already made) and your Option will continue to vest as set forth in the Vesting Schedule in your Award Letter and will remain exercisable until the Expiration Date.

            (iii) RETIREMENT. If your employment is terminated by reason of retirement (as defined below), the normal determination of exercisable Ordinary Shares shall be made pursuant to Section 2 (if not already made) and your Option will continue to vest as set forth in the Vesting Schedule in your Award Letter and will remain exercisable until the Expiration Date.

            (iv) OTHER TERMINATION OF EMPLOYMENT. If your employment is terminated for any reason other than death, disability, termination for the convenience of the Company, or retirement (as those terms are used herein), any vested Option will terminate sixty (60) days after termination of your employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Ordinary Shares which were vested and to which you were entitled to purchase under the Option on the date of the termination of your employment. The portion of the Option which is not vested as of the date of the termination shall be terminated as of the date of termination.

      (b)   TERMINATION PRIOR TO THE END OF THE PERFORMANCE CYCLE

            The following rules apply to your Option in the event of your death, disability, retirement, or other termination of employment prior to the end of the Performance Cycle.

            (i) DEATH OR DISABILITY. If your employment is terminated by reason of death or disability (as determined by the Committee), you will be entitled to a Pro-Rata share (as defined below) of your Option that would otherwise have become exercisable. Any exercisable Ordinary Shares will vest pursuant to the Vesting Schedule and will remain exercisable until the Expiration Date.

            (ii) CONVENIENCE OF THE COMPANY. If your employment is terminated for the convenience of the Company (as determined by the Committee), you will be entitled to a Pro-Rata share (as defined below) of your Option that would otherwise have become exercisable. Any exercisable Ordinary Shares will vest pursuant to the Vesting Schedule and will remain exercisable until the Expiration Date.

            (iii) RETIREMENT. If your employment is terminated by reason of retirement (as defined below), you will be entitled to a Pro-Rata share (as defined below) of your Option that would otherwise have become exercisable. Any exercisable Ordinary Shares will vest pursuant to the Vesting Schedule and will remain exercisable until the Expiration Date.

            (iv) OTHER TERMINATION OF EMPLOYMENT. If your employment is terminated for any reason other than death, disability, termination for the convenience of the Company or retirement (as those terms are used herein), your Option will be forfeited.

      (c)   DEFINITION OF RETIREMENT

            Retirement is defined for the purpose of this section of Appendix 1 as meeting the "Rule of 70", which requires a minimum age of 55, combined with years of service to total 70 or more. If you retire after the age of 55, yet your age and years of service do not lead to a combined 70, your termination will be treated as "Other Termination of Employment", unless designated by the Committee in its discretion as a termination for the "Convenience of the Company".

      (d)   DEFINITION OF PRO-RATA SHARE

            Pro-Rata Share shall be determined by multiplying the number of Ordinary Shares which would have been exercisable under the Option had your employment not been terminated by a fraction, the numerator of which is the number of calendar days you were employed during the Performance Cycle after the Grant Date and the denominator of which is the total number of calendar days in the Performance Cycle after the Grant Date.

      (e)   ADJUSTMENTS BY THE COMMITTEE

            The Committee may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any portion of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this Section 7, but not beyond the Expiration Date of your Option.

      (f)   COMMITTEE DETERMINATIONS

            The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, including without limitation whether as a result of death, disability, convenience of the Company, retirement or any other reason, and its determination shall be final, conclusive and binding upon you.

8.    CHANGE OF CONTROL

      Notwithstanding the provisions of Sections 4 and 7, upon the occurrence of a Change of Control (as defined in the Plan) at any time after the Grant Date, any Option outstanding at the time of such Change of Control and held by you as an employee of the Company at the time of such Change of Control shall become immediately exercisable and shall remain exercisable for the remainder of the Option term irrespective of whether the Determination Date has occurred.

9.    TAX CONSEQUENCES AND WITHHOLDING

      (a) You should consult the Long-Term Incentive Plan Prospectus for a general summary of the U.S. federal income tax consequences of your Option based on currently applicable provisions of the U.S. Internal Revenue Code (the "Code") and related regulations. The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from the U.S. federal tax law. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

      (b) This Option is not intended to be an incentive stock option, as defined in Section 422 of the Code.

      (c) You must make arrangements satisfactory to the Company to satisfy any applicable U.S. federal, state or local withholding tax liability arising from the grant or exercise of your Option. You can either make a cash payment to Schwab of the required amount or you can elect to satisfy your withholding obligation by having Schwab retain Ordinary Shares having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the exercise of your Option. You may not elect to have Schwab withhold Ordinary Shares having a value in excess of the minimum statutory withholding tax liability. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

      (d) In addition, you must make arrangements satisfactory to the Company to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the grant or exercise of your Option. You may not elect to have Schwab withhold Ordinary Shares having a value in excess of the minimum statutory withholding tax liability. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

10.   RESTRICTIONS ON RESALE

      There are no restrictions imposed by the Plan on the resale of Ordinary Shares acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the "Securities Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC"), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company's policies against insider trading, and restrictions on resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

11.   EFFECT ON OTHER BENEFITS

      Income recognized by you as a result of exercise of an Option will not be included in the formula for calculating benefits under any of the Company's retirement and disability plans or any other benefit plans.

If you have any questions regarding your Option or would like to obtain additional information about the Plan or the Committee, please contact the Company's Director of Compensation & Benefits, P.O. Box 2765, Houston, Texas. Your Award Letter and this Appendix 1 contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

        EXHIBIT "A" TO PERFORMANCE-BASED NONQUALIFIED SHARE OPTION AWARD

A.    DEFINITIONS:

1.    TOTAL SHAREHOLDER RETURN

Total Shareholder Return ("TSR") through the Performance Cycle is based on the comparison of the closing share price for the thirty (30) business days prior to start of the Performance Period and the average closing share price for the last thirty (30) business days in the Performance Period. The same calculation is conducted for the Company and all the companies in the following group:

            GlobalSantaFe  Ensco
            Noble          Diamond
            Pride          Rowan
            Nabors         Baker Hughes
            BJ             Schlumberger
            Halliburton    Smith
            Weatherford    Tidewater

The companies are then ranked from best to worst in percent improvement/deterioration in share price, adjusted for dividends.

2.    CASH FLOW RETURN ON CAPITAL

A calculation of unleveraged (i.e., excluding the effects of debt and interest) after-tax Cash Flow Return on Capital ("CFROC") is determined by taking an average of all quarterly results in the Performance Period. The quarterly calculation is made as follows:

Net Income (loss)
      Plus:          Impairment of assets, net of tax
      Plus:          Depreciation expense
      Plus (Minus):  Interest (income) expense
      Plus (Minus): (Gain) loss on disposal of assets, net of tax Plus (Minus): Unusual tax (benefits) expense
      Divided by:    Quarterly Weighted Average Tangible Capital

Where Tangible Capital Equals:

Total Equity
      Plus:   Debt (Short & Long Term)
      Minus:  Cash & cash equivalents
                  (to the extent they are less than or equal to Short Term Debt)
      Plus:   Accumulated Depreciation
      Minus:  Goodwill

These calculations and the adjustments indicated above are made on the basis of audited, publicly available data from annual reports and unaudited publicly available data from quarterly reports filed with the Securities and Exchange Commission by Transocean and the other companies. The adjustments are applied so as to "normalize" the measure and ensure the integrity of the ranking process. TODCO, a publicly traded drilling company in which the Company currently owns a majority interest, is excluded from the CFROC calculation.

The calculation is applied and a ranking made from best to worst for the Company and the following group of companies:

              GlobalSantaFe  Ensco
              Noble          Diamond
              Pride          Rowan
              Nabors         Helmerich & Payne
              Tidewater

B.    COMMITTEE METHODOLOGY:

Once the calculations and rankings are completed for both TSR and CFROC for the Performance Period, the number of shares that may become exercisable is determined. In particular, a #1 ranking for both TSR and CFROC would result in a determination that all shares may become exercisable. A ranking at or below 8th and 11th for CFROC and TSR, respectively, would result in a determination that no shares become exercisable. Share determination percentages for rankings between these boundaries are made in accordance with the payout grid attached hereto.

C.    EXAMPLE

Employee Award:      600 shares (Maximum Award)
Performance Period:  01/01/04 - 12/31/05
Determination Date:  04/15/06
TSR Ranking:         5th of 15
CFROC Ranking:       2nd of 10
Earned Percentage:   80%
Exercisable Shares:  480
Vesting Schedule:
                     160 shares on Determination Date
                     160 shares on 01/01/07
                     160 shares on 01/01/08

NOTE: THE COMMITTEE MAY IN ITS SOLE DISCRETION INTERPRET THE FORMULA AND REVISE THE MAKEUP OF THE COMPANY GROUP(S) OR MODIFY THE TSR OR CFROC CALCULATIONS OR APPLICATION IN RESPONSE TO MERGER ACTIVITY AMONGST COMPANIES OR OTHER EVENTS ACTUALLY OR POTENTIALLY AFFECTING THE PERFORMANCE MEASURE(S). THE COMMITTEE'S DETERMINATION WILL BE FINAL AND BINDING.

                PAYOUT GRID FOR CONTINGENT OPTIONS BASED ON TSR /
                           CFROC PERFORMANCE MEASURES

     CFROC
TSR   1      2    3    4    5    6    7    8    9   10
---  -----  ---  ---  ---  ---  ---  ---  ---  ---  ---
  1  100%   95%  90%  85%  80%  75%  70%  65%  50%  50%
  2   96%   91%  86%  81%  76%  71%  66%  61%  46%  46%
  3   93%   88%  83%  78%  73%  68%  63%  58%  43%  43%
  4   89%   84%  79%  74%  69%  64%  59%  54%  39%  39%
  5   85%   80%  75%  70%  65%  60%  55%  50%  35%  35%
  6   81%   76%  71%  66%  61%  56%  51%  46%  31%  31%
  7   78%   73%  68%  63%  58%  53%  48%  43%  28%  28%
  8   74%   69%  64%  59%  54%  49%  44%  39%  24%  24%
  9   70%   65%  60%  55%  50%  45%  40%  35%  20%  20%
 10   66%   61%  56%  51%  46%  41%  36%  31%  16%  16%
 11   63%   58%  53%  48%  43%  38%  33%   0%   0%   0%
 12   50%   45%  40%  35%  30%  25%  20%   0%   0%   0%
 13   50%   45%  40%  35%  30%  25%  20%   0%   0%   0%
 14   50%   45%  40%  35%  30%  25%  20%   0%   0%   0%
 15   50%   45%  40%  35%  30%  25%  20%   0%   0%   0%